Computershare Trust Company of Canada 9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Security Class

Holder Account Number

Please print in ink. Print in CAPITAL letters inside the grey areas as shown in this example.
A B C	1 2 3	X

Form of Proxy - Annual and Special Meeting of Shareholders of Talisman Energy Inc. to be held on May 6, 2003

Notes to Proxy

1. Every holder has the right to appoint a person of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3. This proxy should be signed in the exact manner as the name appears on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by management to the holder.

5. The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by management.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

Instead of mailing this proxy, you may choose one of the two voting methods outlined below to vote this proxy. Have this proxy in hand when you call.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the management nominees named on the reverse of this proxy.

Voting by mail is the only method for holdings held in the name of a corporation or holdings being voted on behalf of another individual.

Receive Documents Electronically - You can enrol to receive future securityholder communications electronically, after you vote using the Internet. If you don’t vote online, you can still enrol for this service. Follow the instructions below.

To Vote Using the Telephone (Within Canada and U.S.)	To Vote Using the Internet	To Receive Documents Electronically
• Call the toll free number listed BELOW from a touch tone telephone. There is NO CHARGE for this call.	• Go to the following web site: www.computershare.com/ca/proxy

• You can enrol to receive future securityholder communications electronically, after you vote using the Internet.  If you don't vote on-line, you can still enrol by visiting www.computershare.com - click “Investors”, “View Shareholding”, and after accessing your account, click “Communication Details”.

You will need to provide your HOLDER ACCOUNT NUMBER and PROXYACCESS NUMBER listed below.

HOLDER ACCOUNT NUMBER                                 PROXY ACCESS NUMBER

NOTE: If you vote by telephone or the Internet, DO NOT mail back this proxy.

Proxies submitted must be received by 4:30 p.m., (local time, Toronto, Ontario) on Friday, May 2, 2003.

THANKYOU

This Form of Proxy is solicited by and on behalf of management.

Appointment of Proxyholder
I/We being holder(s) of Talisman Energy Inc. hereby appoint(s):
D.E. Powell, or failing him, J.W. Buckee		Print the name of the person you are appointing if
	OR	this person is someone other than the Chairman of
the Meeting.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and on all other matters that may properly come before the Annual and Special Meeting of Shareholders of Talisman Energy Inc. to be held in the Imperial Ballroom of the Hyatt Regency Calgary Hotel, 700 Centre Street South, Calgary, Alberta on Tuesday, May 6, 2003 at 11:00 a.m. local time, and at any adjournment thereof.

1. Election of Directors
	For	Withhold

Election of directors nominated by management of the Company	☐	☐

2. Appointment of Auditor	For	Withhold

Reappointment of Ernst & Young, LLP, Chartered Accountants as auditor of the Company for the ensuing year	☐	☐

Management recommends a vote FOR the following resolutions. Please read the resolutions in full in the accompanying Management Proxy Circular.

3. Confirmation of the new By-Law No. 1	For	Against

Confirmation of the new By-Law No. 1, the full text of which is set out in Schedule A of the Company’s Management Proxy Circular accompanying this Form of Proxy.	☐	☐

4. Approval of an Amendment of the Employee Stock Option Plan	For	Against

Approval of the amendment of the Company’s Employee Stock Option Plan to provide for a cash payment feature, as described in the Company’s Management Proxy Circular accompanying this Form of Proxy.	☐	☐

5. Approval of the Amendment of the Director Stock Option Plan	For	Against

Approval of the amendment of the Company’s Director Stock Option Plan to provide for a cash payment feature, as described in the Company’s Management Proxy Circular accompanying this Form of Proxy.	☐	☐

6. Approval of an Amendment of the Employee Stock Option Plan	For	Against

Approval of the amendment of the Company’s Employee Stock Option Plan to increase by 2,300,000 Common Shares the maximum aggregate number of Common Shares of the Company that may be issued pursuant to options granted thereunder.

	☐	☐

Authorized Signature(s) - Sign Here - This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by management.

Signature(s)

Day Month Year

Quarterly Financial Statements Request

☐            Mark this box if you would like to receive Quarterly Financial Statements.

If you do not mark the box, or do not return this proxy, then it will be assumed you do NOT want to receive Quarterly Financial Statements.

■             TLMQ